SUBADVISORY AGREEMENT

This Agreement is made as of the 25th day of February, 2012, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and Federated Global Investment Management Corp., a Delaware corporation (including its Federated Clover Investment Advisors division, "Subadviser").

WHEREAS each of the funds listed in Schedule A (each, a “Fund,” and collectively, the “Funds”) is a series of Allianz Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Funds pursuant to which Manager provides investment advisory services to the Funds in accordance with the terms and conditions set forth in this Agreement.

WHEREAS Manager and the Funds each desire to retain Subadviser to provide investment advisory services to the Funds, and Subadviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:
1.            Subadviser's Duties.
(a)
Portfolio Management. Subject to supervision by Manager and the Funds’ Board of Trustees (the "Board"), Subadviser shall manage on a discretionary basis, without prior consultation with Manager or the Board, the investment operations and the composition of that portion of assets of each of the Funds which is allocated to Subadviser from time to time by Manager (which portion may include any or all of the Funds' assets), including the purchase, retention, and disposition thereof, in accordance with the Funds' investment objectives, policies, and restrictions as stated in the Funds’ then current registration statement filed with the Securities and Exchange Commission (the “SEC”), as from time to time amended (the “Registration Statement”), and subject to the following understandings:

(i)
Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of each of the Funds allocated to it by Manager, and what portion of such assets will be invested or held uninvested as cash.  Subadviser will be responsible for providing investment management under this Agreement only with respect to the assets allocated to Subadviser from time to time by

Manager.  Subadviser is prohibited from consulting with any other subadviser of any of the Funds concerning transactions of the Funds in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. Unless Manager or the applicable Fund gives written instructions to the contrary, Subadviser shall, without prior consultation with Manager or the Board, vote, or abstain from voting, all proxies with respect to companies whose securities are held in that portion of each of the Funds allocated to it by Manager, using its best good faith judgment to vote, or abstain from voting, such proxies in the manner that serves the best interests of the Funds, in accordance with Subadviser’s proxy voting policies in effect from time to time. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Funds; provided, however, that Subadviser shall cooperate with Manager in any possible proceeding.

(ii)
Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Prospectus and Statement of Additional Information ("SAI"); (B) reasonable instructions and directions of Manager and of the Board communicated to Subadviser in writing; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Funds, including, but not limited to, Section 817(h); and all other applicable federal and state laws and regulations; (D) the procedures and standards set forth in, or established in accordance with, the Management Agreement to the extent communicated in writing to Subadviser; and (E) Subadviser’s policies and procedures as in effect from time to time, which policies and procedures (or summaries thereof) Subadviser shall communicate to the Funds and/or Manager upon Manager’s request.

(iii)           Portfolio Transactions.

(A)
Trading. With respect to the securities and other investments to be purchased or sold for the Funds, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser in accordance with Subadviser’s policies and procedures as in effect from time to time; provided, however, that such orders shall be consistent with the brokerage policy set forth in each Fund's Prospectus and SAI, or approved by the Board to the extent any such brokerage policy is communicated in writing to Subadviser; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research or other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which the Funds or Subadviser's other clients may be a party or other factors that Subadviser deems relevant.

(B)
Aggregation of Trades. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of one or more of the Funds as well as other clients of Subadviser or its affiliates, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients and Subadviser’s policies and procedures as in effect from time to time.  Manager hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

(iv)
Reports. Subadviser (A) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (B) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times (e.g., quarterly or more frequently via telephone and in person on a less frequent basis as mutually agreed) and upon reasonable advance written notice.

(v)
Transaction Reports. On each business day Subadviser shall provide to the Funds' custodian and the Funds’ administrator information relating to all transactions concerning the Funds' assets that is reasonably necessary to enable the Funds’ custodian and the Funds’ administrator to perform their respective duties with respect to the Funds, and shall provide Manager with such information upon Manager's reasonable request.

(vi)
Transition Management.  The Manager may engage a transition manager to assist with the transition of a Fund’s investment portfolio in connection with the Subadviser assuming responsibility for managing the Fund’s investment portfolio under this Agreement. If a transition manager is engaged, then notwithstanding anything to the contrary in this Agreement, from the effective date of this Agreement until such time as the Fund’s custodian delivers a complete and accurate certification of the securities included in the Fund’s portfolio to Subadviser upon completion of the transition manager’s transition services, Subadviser shall only be responsible for providing to Manager, or directly to the transition manager as Manager may request, (i) Subadviser’s model portfolio, (ii) security selection decisions for investments of additional cash and disposition of securities to meet redemption requests, and (iii) such other information and assistance as Manager and Subadviser may mutually agree. Subadviser understands that any information provided to Manager under this provision may be provided to the transition manager. Subadviser’s directions under this provision must be consistent with the applicable investment limits as described in clause (ii) above and the information provided to Subadviser regarding the Fund’s portfolio. Manager acknowledges and agrees that it, and not Subadviser, is responsible for all matters relating to the decision to retain, and for all actions or omissions by, the transition manager. Manager agrees to indemnify and hold harmless Subadviser from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) threatened to be or actually asserted against or incurred by any Subadviser Indemnitee arising from or related to the actions or inaction of the transition manager, provided, however, that Manager shall not be responsible for any error resulting from (i) Subadviser misidentifying the correct security or the intended amount of a security to be purchased or sold, or (ii) any other written instruction provided by the Subadviser in connection with the transition (unless, in either case, Subadviser’s misidentification, decision or instruction was based upon inaccurate, incomplete or obsolete information provided to Subadviser by or on behalf of Manager or any transition manager).

(b)
Compliance Program and Ongoing Certification(s). As reasonably requested, Subadviser shall timely provide to Manager (i) information and commentary for the Funds' annual and semi-annual reports, in a format approved by Manager, and shall, in a format reasonably requested by Manager, (A) certify that such information and commentary discuss the

(c)
factors that materially affected the performance of the portion of each of the Funds allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Funds in order to support the Funds' filings on Form N-CSR and Form N-Q, and the Funds' Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Funds, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to the Funds' compliance program under Rule 38a-1, in a format reasonably requested by Manager, and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

(d)
Maintenance of Records. Subadviser shall timely furnish to Manager all information reasonably requested by Manager relating to Subadviser's services hereunder which is needed by Manager to maintain the books and records of the Funds required under the 1940 Act. Subadviser shall maintain such books and records with respect to the assets of the Funds allocated to Subadviser for management as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act, including for the Funds the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Manager. Subadviser agrees that all records that it maintains for the Funds are the property of the Funds and Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve its records required under this Agreement (including those for the Funds) for the periods prescribed under the 1940 Act

(e)
Fidelity Bond and Code of Ethics. Subadviser will provide the Funds with periodic written certifications that, with respect to its activities on behalf of the Funds, Subadviser maintains: (i) commercially reasonable fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures consistent with Rule 17j-1 promulgated under the 1940 Act.

(f)	Confidentiality. Each party agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the other party that is not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including the Portfolio Information. As used herein, "Confidential Information" means confidential and proprietary information of the Funds, Subadviser, or Manager, or their affiliates, including portfolio holdings of the Funds or other portfolios managed by Manager or Subadviser, that is received by one of the other parties in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of each of the Funds allocated to Subadviser that Subadviser manages under the terms of this Agreement. Except as set forth in this Agreement or otherwise required by applicable law or as necessary or appropriate to perform a party’s services and obligations under this Agreement, each party will restrict access to the Confidential Information to those employees who will use it only for the purpose for which the Confidential Information was provided to that party. The foregoing shall not prevent a party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency, court order, or law so long as (to the extent not prohibited by applicable law) the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure.  To the extent Manager engages a transition manager as contemplated in Section 1(a)(vi) above, Manager may disclose Confidential Information of Subadviser (including, without limitation, Subadviser’s model portfolio) to the extent necessary for such transition manager to perform its services, provided that (i) such transition manager shall be obligated to Manager to maintain the confidentiality of such Subadviser Confidential Information on terms substantially similar to this Section 1(e) and use it solely for purposes of transitioning the Fund’s portfolio, and (ii) Manager shall be responsible to Subadviser for any improper disclosure or use of such Subadviser Confidential Information by such transition manager.

(g)
Delegation. In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, and with the prior written consent of or notice to Manager, from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that any such delegation shall not involve any such person serving as an “investment adviser” to the Fund within the meaning of the 1940 Act. Subadviser shall remain liable to Manager for the performance of Subadviser’s obligations hereunder and for the acts and omission of such other person, and Manager shall not be responsible for any fees that any such person may charge to Subadviser for such services.  Manager hereby consents to:  (a) Subadviser’s affiliate, Federated Advisory Services Company, providing certain research, quantitative analysis, equity trading, transaction settlement and certain support services to the Subadviser pursuant to a services agreement with Subadviser; (b) Subadviser’s retention of Glass Lewis & Co. as a proxy voting service (or another proxy voting service upon notice to Manager); and (c) other third-parties engaged by Subadviser to whom Subadviser is permitted to disclose non-public information pursuant to the service provider exception in Regulation S-P.  To the extent that any services provided by Federated Advisory Services Company are advisory services, the Services Agreement will be separately presented to the Board for approval as deemed necessary under Section 15 of the 1940 Act.

(h)
Valuation.  Manager acknowledges and agrees that Subadviser is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Funds; provided, however, that Subadviser will cooperate reasonably with Manager and provide such information as Manager reasonably may request for purposes of valuing or pricing securities or other assets selected by Subadviser.

(h)
Compliance Testing.  Manager acknowledges and agrees that Subadviser is not the compliance agent for the Funds or Manager, Subadviser may not have access to all of the books and records of each Fund necessary to perform certain compliance testing, and will not be obligated to request any books and records of a Fund not in Subadviser’s possession for purposes of compliance testing.  To the extent that Subadviser has agreed to perform the services specified in this Agreement in accordance with applicable law (for example, the 1940 Act and the Internal Revenue Code), the Funds’ registration statement or governing documents, applicable policies and procedures, or written instructions, Subadviser shall perform such services based upon its books and records with respect to the assets of each Fund allocated for management to Subadviser pursuant to this Agreement, which may comprise only a portion of a Fund’s books and records, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement based upon such books and records.  In no event shall Subadviser be responsible for compliance testing with respect to any Fund assets not managed by Subadviser.

(i)
Implementation of Changes.  Manager acknowledges and agrees that Subadviser shall be afforded a reasonable amount of time to implement any change in applicable law, rule or regulation (but in no event, except with Manager’s consent and after obtaining any necessary exemptive order or other relief, beyond the mandatory compliance date for any change in applicable law, rule or regulation), any change in a Fund’s registration statement or governing documents, any change in applicable policies and procedures, and any other change arising out of any other instructions provided by the Board or Manager to Subadviser. Subadviser shall not be responsible for implementing (or failing to implement) any change in a Fund’s registration statement or governing documents, or Manager’s or the Funds’ policies and procedures, or resulting from any instruction of the Board or Manager, that is not specifically identified in writing to Subadviser.  Subadviser will promptly inform Manager if Subadviser is not able to implement any such change or new instruction.

2.
Manager's Duties. Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Manager will prior to the effective date of this Agreement and periodically thereafter provide to Subadviser a list of the affiliates of Manager or the Funds (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Funds may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Funds.  To the extent related to the Funds, Manager shall provide Subadviser with: (a) each current governing document of the Funds; (b) the Management Agreement; (c) any instructions adopted by the Board or the Manager; (d) any exemptive order relied upon by the Manager or the Funds that may affect the performance of Subadviser’s services and other obligations under this Agreement (including any “manager of managers” order); (e) certified resolutions of the Board, and any shareholder action, approving the Management Agreement, Manager’s appointment as investment adviser for the Funds, this Agreement and Subadviser’s appointment as a subadviser for the Funds; (f) any CFTC Rule 4.5 letter applicable with respect to a Fund; (g) if requested by Subadviser, a separate limited power of attorney; and (h) any other information that Subadviser reasonably requests in order to perform its services and comply with its obligations under this Agreement.

3.
Documents Provided to Subadviser. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Funds’ Prospectus and SAI, as well as any applicable policies or procedures of Manager or the Funds, and will promptly deliver to it all future amendments and supplements, if any.

4.
Compensation of Subadviser. Subadviser will bear all expenses that it incurs in connection with the performance of its services under this Agreement, which expenses shall not include (a) brokerage fees or commissions in connection with the effectuation of securities transactions for the Funds, (b) any expenses of Manager or the Funds for organizing or continuing the existence of Manager or the Funds; (c) fees and expenses of governors/trustees and officers of Manager or the Funds; (d) fees for Fund administrative personnel and services; (e) expenses incurred in the issuance and distribution of shares of the Funds (“Shares”); (f) fees and expenses of preparing, printing and filing any required filings, other governing documents, or any amendment or supplement thereto, or any sales literature, statement, communication or other document of the Funds under the 1933 Act, the 1940 Act or otherwise and expenses of preparing, printing and distributing such documents to shareholders; (g) expenses of registering and qualifying Manager or the Funds, or Shares of the Funds under federal and state laws, rules or regulations; (h) Fund interest expense, taxes, fees, and commissions of every kind; (i) charges and expenses of Fund custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars and other service providers to Manager or the Funds; (j) Fund printing and mailing costs, auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; (k) expenses of meetings of trustees and shareholders of the Funds and proxy solicitations therefor; (l) Fund insurance expenses; and (m) Fund association membership dues and such other nonrecurring items as may arise.

For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Funds' assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to Subadviser, the value of the Funds’ average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Funds’ Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)
Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder, and, unless prohibited by applicable law, will provide promptly notice of any material violations relating to any of the Funds to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) unless prohibited by applicable law, will promptly notify Manager and the Funds of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Subadviser further agrees to notify Manager and the Funds promptly of any material fact known to Subadviser concerning Subadviser that is not contained in the Funds' Registration Statement, or any amendment or supplement to any Fund prospectus or SAI, but that is required to be disclosed therein, and of any material statement concerning Subadviser or its services under this Agreement contained therein that becomes untrue in any material respect.

(b)
Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

(c)
Subadviser has provided Manager with a copy of its Form ADV Part 2A, which as of the date of this Agreement is its Form ADV Part 2A as most recently deemed to be filed with the Securities and Exchange Commission (“SEC”), and promptly will furnish a copy of all amendments thereto to Manager.  Manager acknowledges, on behalf of itself and the Funds, the receipt of Subadviser’s Form ADV Part 2A prior to entering into this Agreement.

(d)
Subadviser will promptly notify Manager of any changes in its controlling shareholders or in the key personnel who are either the portfolio manager(s) responsible for the Funds or the Subadviser's Chief Executive Officer or President, or Chief Investment Officer with responsibility for oversight of Subadviser’s investment management services under this Agreement, or if there is otherwise an actual or expected change in control or management of Subadviser. For purposes of this section “control” shall have the same meaning as under the 1940 Act.

(e)
Unless required under applicable law, or except as necessary in any disclosures that Subadviser is required to make, or except for listing that it serves as subadviser to the Funds in responding to requests or information/proposals, Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Funds or Manager, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Manager.

6.           Representations of Manager. Manager represents and warrants as follows:

(a)
Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Management Agreement, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted and implemented written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the 1940 Act, and the rules thereunder; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Management Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement and the Management Agreement; and (vii) unless prohibited by applicable law, will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Manager or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority.

(b)
Unless required by applicable law, and except as necessary in any disclosures that Manager is legally required to make, Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld.

(c)
Manager and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized Manager to enter into this Agreement. The Board and Shareholders of the Funds have approved the Management Agreement and have approved this Agreement or are not required to approve this Agreement under applicable law, including without limitation Section 15 of the 1940 Act.

7.           Liability and Indemnification.

(a)
Subadviser agrees to perform faithfully the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, or assignees (collectively, “Subadviser Parties”) liable for any loss sustained by the Funds, Manager, or their respective affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, agents, assignees, or shareholders (collectively, “Fund Parties”), or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund Parties, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities that it may have under the Securities Act of 1933, as amended, (the "1933 Act"), the 1940 Act, or the Advisers Act. Subadviser does not warrant that the portion of the assets of each of the Funds managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

(b)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser Parties shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Funds, Manager, their respective officers, directors, or shareholders, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment,  mistake of law or other act or omission by Subadviser with respect to Manager,  the Funds or its services or performance under this Agreement, except that, subject to paragraph (a) above, nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Funds and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance (without material modification) upon written information furnished to Manager or the Funds by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser; provided, however, that the Fund and Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Fund Parties’ or Fund and Manager Indemnitees’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or the Management Agreement, or violation of applicable law. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Manager may have under any securities laws.

(c)
Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and the Funds shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser, its officers, directors, or shareholders, or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") as a result of any error of judgment, mistake of law or other act or omission by the Trust or Manager with respect to the Funds or, in the case of Manager, its services or performance under the Management Agreement, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager or the Funds for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of the Funds or the Manager in the performance of any of its duties or obligations hereunder or under the Management Agreement; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Funds or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance (without material modification) upon written information furnished to Manager or the Funds by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Manager or the Funds; provided, however, that the Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation sustained as a result of Subadviser Parties’ or Subadviser Indemnitees’ willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement, or violation of applicable law. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable.  The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that Subadviser may have under any securities laws.

(d)
After receipt by Manager, the Funds, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (b) or (c) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged as a result of the failure to give such notice (e.g., a claim or defense of the Indemnifying Party is materially prejudiced). The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld.

8.           Duration and Termination.

(a)
Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each with respect to any Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds.

(b)
Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of one or more of the Funds on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations, warranties or covenants set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that are reasonably likely to materially and adversely affect the Funds or Manager. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; or (2) upon material breach by Manager of any representations, warranties or covenants set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act), except as otherwise provided by any rule of, or action by, the SEC, or upon the termination of the Management Agreement.

(c)
In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to Subadviser having provided investment management services to the Funds for the duration of the Agreement, including, but not limited to, Sections 1(c) (relating to books and records), 1(e), 7, 14, 16, 17, 21 and 22 shall survive such termination of the Agreement.

9.	Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or Subadviser Parties to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

10.	References to Subadviser.

(a)
The names “Federated, “Federated Global” and “Federated Clover” are the property of Subadviser (or its affiliates) for copyright and other purposes. Subadviser agrees that, for so long as Subadviser is the sole subadviser of any Fund, the name “Federated Clover” may be used in the name of such Fund and that such use of the name “Federated Clover” may include use of the name in prospectuses, reports, and sales materials.  Manager agrees to comply with any reasonable guidelines concerning the use of the names “Federated”, “Federated Global” and “Federated Clover” as Subadviser may from time to time provide in writing to Manager.

(b)
During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to Subadviser, its affiliates or Subadviser’s clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing seven business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Subadviser's right to object to such materials is limited to the portions of such materials that expressly relate to Subadviser, its affiliates, Subadviser’s services, and Subadviser’s clients. Any reference to Subadviser or its affiliates or description of Subadviser or its services in such literature shall be consistent with the information contained in the Registration Statement.

11.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Subadviser:

Federated Global Investment Management Corp.,
including its Federated Clover Investment Advisors division
400 Meridian Centre, Suite 200
Rochester, New York 14618-3991
Attn:   Stephen J. Carl
Facsimile:                      585-385-9068

with a copy to:

Federated Global Investment Management Corp.,
including its Federated Clover Investment Advisors division
c/o Federated Advisory Services Company
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn:           George Polatas
Fax:           412-288-2925

Manager:

Brian Muench, President
Allianz Investment Management LLC
5701 Golden Hills Drive
Minneapolis, MN 55416-1297
Tel: 763.765.7952

with a copy to:

Erik T. Nelson, Chief Legal Officer
Allianz Investment Management LLC
5701 Golden Hills Drive
Minneapolis, MN 55416-1297
Tel: 763.765.7453
Erik.Nelson@allianzlife.com

12.	Amendments. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Funds' shareholders to the extent required by the 1940 Act.

13.
Assignment. Neither party shall make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the other party and, in the case of an assignment by Subadviser, the Funds. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

14.
Governing Law. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16.
Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.
Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

20.
Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.
Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

22.
No Third-Party Rights.  This Agreement is intended to inure to the benefit of the parties hereto and their permitted successors and permitted assigns.  Except for the Funds, there are no intended third-party beneficiaries of this Agreement and nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or other respect to this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ALLIANZ INVESTMENT                                                                                     FEDERATED GLOBAL
MANAGEMENT LLC                                                                                            INVESTMENT MANAGEMENT
                   CORP.

By: /s/ Brian Muench______________                                                                           By: /s/ John B. Fisher___________

Name: Brian Muench______________                                                                           Name: John B. Fisher___________

Title: President___________________                                                                           Title: President/CEO ___________

SCHEDULE A

Compensation pursuant to Section 4 of the Subadvisory Agreement, dated February 25, 2012, shall be calculated in accordance with the following schedules:

AZL Federated Clover Small Value Fund

Average Daily Net Assets*                                                                                     Rate
First $100 million                                                                           0.55%
Next $100 million                                                                           0.50%
Over $200 million                                                                           0.45%

**When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.  For example, if average daily net assets in AZL Federated Clover Small Value Fund are $300 million, a rate of 55 bps would apply to the first $100 million, a rate of 50 bps would apply to the second $100 million, and a rate of 45 bps would apply to the remaining $100 million.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the Funds.

Acknowledged:

ALLIANZ INVESTMENT                                                                                     FEDERATED GLOBAL
MANAGEMENT LLC                                                                                            INVESTMENT MANAGEMENT
                   CORP.

By: /s/ Brian Muench______________                                                                           By: /s/ John B. Fisher___________

Name: Brian Muench______________                                                                           Name: John B. Fisher___________

Title: President___________________                                                                           Title: President/CEO ___________

February 25, 2012